April 25, 2012

Mr. John Maatta
The CW Network, LLC
3300 West Olive Ave.
Burbank, CA 91505

Re:           4Kids Entertainment, Inc. and The CW Network, LLC

Dear John:

I refer you to the term sheet originally entered into as of October 1, 2007 and amended as of October 2, 2008 and June 23, 2010 (the “4Kids Term Sheet”), between 4Kids Entertainment, Inc. ("4Kids") and The CW Network, LLC (“The CW”) with respect to the five hour children’s programming block on Saturday mornings (the “Block”) broadcast on The CW network. As you know, 4Kids and its domestic wholly-owned affiliates ("Affiliates") filed for bankruptcy on April 6, 2011 (“the 4Kids Bankruptcy”) in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court").  4Kids and its Affiliates have also entered into an Asset Purchase Agreement, dated as of April 25, 2012 (the “Asset Purchase Agreement”), with Kidsco Media Ventures LLC (“Kidsco”), pursuant to which 4Kids and its Affiliates will transfer substantially all of the assets of 4Kids and its Affiliates, including the 4Kids Term Sheet, to Kidsco pursuant to Sections 363 and 365 of the Bankruptcy Code (the "Section 363 Sale"), which is subject to competitive bidding.

This letter sets forth the agreement between 4Kids and The CW (4Kids and The CW are sometimes referred to hereafter individually as “Party” or collectively as the “Parties”) with respect to certain matters regarding the 4Kids Term Sheet and Section 363 Sale to Kidsco.

1. Assumption and Assignment of the 4Kids Term Sheet –   If the Bankruptcy Court approves the Section 363 Sale to Kidsco and the transactions contemplated by the Asset Purchase Agreement are consummated, as provided in the Asset Purchase Agreement, 4Kids will (i) assume the 4Kids Term Sheet, (ii) pay The CW cure costs of $3,051,904 ("Cure Costs") in connection with the assumption of the 4Kids Term Sheet by 4Kids and (iii) assign the 4Kids Term Sheet to Kidsco at the closing of the Section 363 Sale to Kidsco.

2. Cure Costs – 4Kids and The CW agree that, notwithstanding anything to the contrary in the 4Kids Term Sheet, the total amount of the cure costs to be paid in connection with the assumption of the 4Kids Term Sheet by 4Kids is $3,051,904. 4Kids and The CW further agree that, except for such Cure Costs, 4Kids shall have no further obligations to The CW with respect to (a) any claims for settle up payments arising, or that may arise, with regard to any and all calendar quarters occurring (in whole or in part) prior to April 6, 2011 or (b) any claims for post-petition settle up payments arising, or that may arise, with regard to any and all calendar quarters from the second quarter of 2011 through the calendar quarter during which the closing of the Section 363 Sale occurs (collectively “Settle Up Claims”). The CW agrees that it shall not assert any Settle Up Claims (including but not limited to, obligations, allegations of wrongdoing of any type, actions, suits, debts, liens, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, whether arising by contract or otherwise, claims or causes of action) against 4Kids or any Affiliate or the bankruptcy estates of any of the foregoing.  Upon receipt by The CW of said Cure Costs, the proofs of claim based on such Settle Up Claims, filed in the 4Kids Bankruptcy on April 11, 2012, and docketed as Claim Nos. 92, 93 and 94, and the claims listed in the Schedules of Assets and Liabilities, as amended, in the 4Kids Bankruptcy(collectively, “the Settle Up Proofs of Claim”) shall be deemed withdrawn and released without any further action required to be taken by any of the Parties in connection therewith, and Epiq Bankruptcy Solutions, LLC (“Epiq”) is directed to amend the claims registers of 4Kids and the Affiliates, as applicable, to reflect the terms of this letter.  However, Epiq is not directed to, and shall not, amend the claims registers of 4Kids and the Affiliates to indicate or reflect the withdrawal of The CW’s contingent proof of claim for indemnity filed in the 4Kids Bankruptcy on April 17, 2012, and docketed as Claim No. 109.

3. Releases.

(a)  Upon the closing of the Section 363 Sale to Kidsco (the “Release Date”), and as further consideration for the agreements contained in this letter agreement, the Parties hereto and the Affiliates shall deliver releases covering the items described in clauses (i) (ii) and (iii) below.

(i)  Subject to Paragraph 4 hereof, The CW hereby releases and forever discharges 4Kids, the Affiliates, the debtors’ estates in the Bankruptcy Case (as such term is defined in the Asset Purchase Agreement), and the directors, officers, shareholders, managers, members, employees, attorneys, accountants, professionals, agents and representatives of each of the foregoing, together with the successors and assigns of any of the foregoing, from any and all claims, demands, counterclaims, actions, causes of action, lawsuits, proceedings, adjustments, offsets, recoupments, contracts, obligations, liabilities, controversies, costs, expenses, interest, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, attorneys’ fees and losses whatsoever, whether in law, in admiralty, in bankruptcy, or in equity, and whether based on any federal law, state law, common law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, direct or derivative, accrued or not accrued based upon  the Settle Up Claims, provided, however, that nothing herein shall constitute a release or discharge of any obligations under this letter agreement.

(ii) Subject to Paragraph 4 hereof, 4Kids and the Affiliates each hereby releases and forever discharges The CW, and the directors, officers, shareholders, managers, members, employees, attorneys, accountants, professionals, agents and representatives thereof, together with the successors and assigns of any of the foregoing, from any and all claims, demands, counterclaims, actions, causes of action, lawsuits, proceedings, adjustments, offsets, recoupments, contracts, obligations, liabilities, controversies, costs, expenses, interest, actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, attorneys’ fees and losses whatsoever, whether in law, in admiralty, in bankruptcy, or in equity, and whether based on any federal law, state law, common law right of action or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, direct or derivative, accrued or not accrued based upon wrongful or other acts, omissions, conduct or other matters occurring prior to or existing on the Release Date which they ever had, now have or hereafter can, shall or may have, for, upon, or by reason of any matter, cause or thing whatsoever, as they relate to the relationship between or among The CW and 4Kids and the Affiliates from the beginning of the world to the Release Date; provided, however, that nothing herein shall constitute a release or discharge of any obligations under this letter agreement.

(iii)                  Each Party agrees that such Party shall have no right to assert any claim released hereunder against Kidsco or Saban Properties (“Saban”).  However, nothing in this Letter Agreement shall eliminate or limit any obligation of Kidsco and/or Saban under the Term Sheet between The CW and Kidsco entered into as of April 25, 2012  (“the Kidsco Term Sheet”) or Saban’s guaranty of Kidsco’s obligations under the Kidsco Term Sheet (“the Saban Guaranty”).

The Parties each acknowledge that there is a risk that any one of them could subsequently discover facts or discover, incur, or suffer claims that were unknown or unsuspected on the date of these releases, and which if known on such date, may have materially affected its decision to execute these releases.  The Parties each acknowledge and agree that by reason of the releases contained herein, they are assuming the risk of unknown facts and unknown and unsuspected claims and intend and agree that these releases apply thereto.  Except as expressly provided in these releases, the Parties each hereby expressly, voluntarily, and knowingly waive, relinquish, and abandon each and every right and benefit to which the waiving party would be entitled now or at any time hereafter under section 1542 of the California Civil Code (“Section 1542”) and any statute, rule, and legal doctrine in California or any other jurisdiction to the same effect as Section 1542, to the extent that it applies to any of the releases herein.  Section 1542 provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Except as expressly provided in these releases, notwithstanding Section 1542 and any other similar statute, rule or legal doctrine any jurisdiction, the Parties each acknowledge and agree that the releases above shall constitute full releases of all the claims, all of which are hereby waived.  The Parties acknowledge and agree that the waiver of Section 1542 and any other similar statute, rule or legal doctrine in any jurisdiction is an essential and material term of these releases, and that without such waiver the releases above would not have been entered into.  The Parties have been advised by their legal counsel and understand and acknowledge the significance and consequence of the releases above and of the specific waiver of Section 1542.

4. Unreleased Claims.  Nothing in Paragraph 3 hereof shall be deemed to release or discharge any indemnification claim of any nature that a Party (the “Asserting Party”) has or may have against another Party for breach of any warranty or representation in the Term Sheet (including, by way of example but not limitation, in Paragraph 13 of the 4Kids Term Sheet), provided that any such claims shall remain exclusively against such Party and shall not be deemed to be claims against Kidsco or Saban upon assignment of the 4Kids Term Sheet.

5. Entire Agreement.  This letter agreement contains the entire agreement between the Parties pertaining to the subject matter of this letter agreement.

6. Amendments.  This letter agreement may not be waived, altered, modified, changed, amended, rescinded or terminated except by an instrument in writing signed by an authorized representative of each of the Parties hereto.

7. Successors and Assigns.  The provisions of this letter agreement shall be binding upon, and shall inure to the benefit of the Parties and each of the Parties’ respective successors and assigns, and upon all creditors and parties in interest.

8. Third Party Beneficiary.   The Parties acknowledge and agree that this letter agreement has been entered into in order to induce Kidsco and 4Kids and the Affiliates to enter into the Asset Purchase Agreement.  The Parties acknowledge and agree that Kidsco is a third party beneficiary of this letter agreement.  However, as set forth above, nothing in this Letter Agreement shall eliminate or limit any obligation of Kidsco or Saban under the Kidsco Term Sheet or the Saban Guaranty.

9. Governing Law.  This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

10.  Jurisdiction/Venue.  Any action or legal proceeding arising out of or in connection with the interpretation, breach or enforcement of this letter agreement shall be adjudicated by and subject to the exclusive jurisdiction of the Bankruptcy Court, and the Parties hereby submit to the core jurisdiction of the Bankruptcy Court for that purpose, or if jurisdiction cannot be had in the Bankruptcy Court for that purpose, then in the United States District Court for the Southern District of New York (the “District Court”).  The Parties hereby consent to personal jurisdiction and venue in the Bankruptcy Court and the District Court for all such actions and proceedings.

Please confirm that the foregoing satisfactorily set forth our agreement by having one of your authorized representatives execute the enclosed copy of this letter agreement and returning it to me.

Sincerely yours,

4KIDS ENTERTAINMENT, INC.

By:

AGREED TO AND ACCEPTED:

THE CW NETWORK, LLC

By:  _______________________________

KIDSCO ENTERTAINMENT, LLC

By:  _______________________________

SABAN PROPERTIES

By:  _______________________________